Exhibit 99.1

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.

                         REPORTS FIRST QUARTER EARNINGS


     AUSTIN, TEXAS, May 15, 2003 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced results for the first quarter of 2003. For the three months ended March 31, 2003, revenues increased by 27% to $7,515,000 from $5,903,000 in the comparable year-ago period. Net earnings of $552,000, or $0.25 per diluted share in the current quarter, compares to net earnings of $2,602,000 or $1.07 per diluted share in the same quarter of 2002. Excluding gains related to sales of investments, net income increased 32%, from $410,000 to $541,000, an increase of $0.07 per diluted share.

     Ken Shifrin, APS Chairman of the Board stated, "In our release of 2002's results we said that the outlook in 2003 for our core insurance and financial service businesses was promising. The first quarter results have supported that view. While we did not have the big impact from the gain on investments that we recorded in the first quarter of 2002, we are very pleased that net income excluding amounts related to the sale of investments increased 32% in this quarter compared to a year ago."

     Mr. Shifrin concluded, "Our positive earnings trend and our extremely solid balance sheet gives us opportunities to pursue expansion of our business consistent with our goal of bringing maximum value to our shareholders."

     APS is a management and financial services firm with subsidiaries that provide: medical malpractice insurance services for doctors; and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas and Houston. For further information, visit APS' website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or) Mr. W. H. Hayes, Sr. Vice President - Finance American Physicians Service Group, Inc. 1301 Capital of Texas Highway, C-300
Austin, Texas  78746
(512) 328-0888

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                             SELECTED FINANCIAL DATA
                      (In thousands except per share data)

                                                      Three Months Ended
                                                           March 31
                                                  -----------------------------
                                                    2003               2002
                                                    ----               ----

Revenues                                           $7,515             $5,903

Expenses                                            6,362              4,626
                                                   ------             ------

Operating income                                    1,153              1,277

Gain on sale of investments                            15              2,801
                                                   -------            -------

Earnings from operations before interest,
income taxes, minority interest and equity
in loss of unconsolidated affiliates                1,168              4,078

Interest income                                        71                 38

Interest expense                                        1                 18

Income tax expense                                    437              1,395

Minority interests                                    249                 57

Equity in loss of unconsolidated affiliates            --                (44)
                                                   -------            -------

Net earnings                                       $  552             $2,602
                                                   =======            =======

         Diluted earnings per share:

         Earnings from operations                   $0.25              $1.07

         Net earnings                               $0.25              $1.07
                                                    =====              =====

Weighted average shares outstanding (diluted)       2,228              2,422


For further information, visit APS website at www.amph.com or contact

   Mr. Kenneth Shifrin, Chairman of the Board (or) Mr. W.H. Hayes, Sr. Vice President-Finance American Physicians Service Group, Inc. 1301 Capital of Texas Highway, C-300
Austin, Texas 78746
(512)328-0888